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                              WARBURG PINCUS FUNDS
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                              AMENDMENT TO BY-LAWS
                            (Maryland Corporations)


RESOLVED, that pursuant to Article VIII of the Fund's By-Laws, Article IIA entitled "Honorary Directors" be added to the Fund's By-Laws and shall read as follows:

                                  ARTICLE IIA
                               HONORARY DIRECTORS

                 Section 1. Number; Qualification; Term: The Board of Directors may from time to time designate and appoint one or more qualified persons to the position of "honorary director." Each honorary director shall serve for such term as shall be specified in the resolution of the Board of Directors appointing him or until his earlier resignation or removal. An honorary director may be removed from such position with or without cause by the vote of a majority of the Board of Directors given at any regular meeting or special meeting.

                 Section 2. Duties; Remuneration: An honorary director shall be entitled to attend at least one meeting of the Board of Directors each fiscal year at the invitation of the Board of Directors. An honorary director shall not be a "Director" or "officer" within the meaning of the Corporation's Articles of Incorporation or of these By-Laws, shall not be deemed to be a member of an "advisory board" within the meaning of the Investment Company Act of 1940, as amended from time to time, shall not hold himself out as any of the foregoing, and shall not be liable to any person for any act of the Corporation. Notice of special meetings may be given to an honorary director but the failure to give such notice shall not affect the validity of any meeting or the action taken thereat. An honorary director shall not have the powers of a Director, may not vote at meetings of the Board of Directors and shall not take part in the operation or governance of the Corporation. An honorary director shall not receive any compensation but shall be reimbursed for expenses incurred in attending meetings of the Board of Directors.

Dated: February 6, 1998